Exhibit 99.2
AMENDMENT TO EMPLOYMENT AGREEMENT
     THIS AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”) is made and entered into as of December 31, 2008 by and between Graham Corporation, a Delaware corporation with its principal place of business at 20 Florence Avenue, Batavia, New York 14020 (the “Company”) and Alan E. Smith (the “Executive”).
     WHEREAS, the Company and the Executive entered into the Employment Agreement, effective July 30, 2007 (the “Agreement”); and
     WHEREAS, Section 15 of the Agreement provides that the Agreement may be amended by a written agreement signed by the parties thereto; and
     WHEREAS, Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury Regulations and other official guidance issued thereunder (collectively, “Section 409A”), require that the Company’s compensation and benefit arrangements be in documentary compliance with Section 409A on or before December 31, 2008, and such compliance requires amendments to the Agreement as set forth more fully below.
     NOW, THEREFORE, the Company and the Executive hereby agree as follows:
1. The last sentence of the first paragraph of Section 8(c) of the Agreement is amended and restated in its entirety to read as follows:
In the event that the Company dismisses the Executive other than for cause, or if the Executive resigns because of a material breach of this Agreement by the Company (which Executive may do only if such breach remains materially uncured after the Executive has provided 30 days prior written notice to the Board), and the Executive’s dismissal or resignation qualifies as a “separation from service” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations and other official guidance issued thereunder (collectively, “Section 409A”), then the Company shall provide to the Executive:
2. Section 8(c) of the Agreement is amended to add the following non-designated paragraph after paragraph 8(c)(iii):
Notwithstanding anything to the contrary, to the extent that any payments under Section 8(c) are subject to a six-month waiting period under Section 409A, any such payments that would be payable before the expiration of six months following the Executive’s separation from service but for the operation of this sentence shall be made during the seventh month following the Executive’s separation from service.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment as of the day and year first above written.

GRAHAM CORPORATION

By:

Name:
Title:

Alan E. Smith
[Signature Page to the Amendment of the Employment Agreement of Alan E. Smith]